                                                                     EXHIBIT 4.9

                  ======================================
                            GMH HOLDINGS, INC.

                        INVESTORS' RIGHTS AGREEMENT

                             December 21, 1995

                  ======================================

                              TABLE OF CONTENTS


                                                                       Page


                                SECTION 1
                                PUT/CALL

     1.1  Put Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Repurchase Rights. . . . . . . . . . . . . . . . . . . . . . .  2

                                SECTION 2
                             BULLDOG OPTION

     2.1  Option . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

                                SECTION 3
                              MISCELLANEOUS

     3.1  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  3
     3.2  Successors and Assigns; Assignment of Rights . . . . . . . . .  4
     3.3  Entire Agreement; Amendment; Waiver. . . . . . . . . . . . . .  4
     3.4  Notices, etc.. . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.5  Delays or Omissions. . . . . . . . . . . . . . . . . . . . . .  4
     3.6  Rights; Separability . . . . . . . . . . . . . . . . . . . . . .5
     3.7  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . .5
     3.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.9  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . .5
     3.10 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.11 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .5

                             GMH HOLDINGS, INC.

                        INVESTORS' RIGHTS AGREEMENT


          This Investors' Rights Agreement (this "Agreement") is made and entered into as of the 21st day of December, 1995, by and among GMH HOLDINGS, INC., a Delaware corporation (the "Company"), the persons identified on Exhibit A attached hereto (the "Purchasers"), BULLDOG HOLDINGS LLC, a New York limited liability company ("Bulldog") and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (the "Equitable").

          WHEREAS, the Purchasers are parties to the Securities Purchase Agreement dated as of the date hereof between the Company, General Manufactured Housing, Inc. and the Purchasers (the "Series A Agreement"), certain of the Company's and such Purchasers' obligations under which are conditioned upon the execution and delivery by such Purchasers, Bulldog, Equitable and the Company of this Agreement;

          For purposes of Section 1.1, 1.2(c) and 3 of this Agreement only, Equitable shall be deemed to be a Purchaser.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:



                                 SECTION 1

                                 PUT/CALL

          1.1 Put Rights. (a) At any time, and from time to time, commencing December 30, 2003, a Purchaser may, by notice to the Company and to the other Purchasers (a "Put Notice") elect to require the Company (subject to the conditions set forth below), to purchase (a "Put") all of the Common Stock and Series B Shares owned by such Purchaser at a price equal to the Fair Market Value (as defined below) determined as of the date of the Put Notice, and the Company, subject to the conditions set forth below, shall thereupon become obligated to purchase all of such Common Stock and Series B Stock at the Fair Market Value. In the event that the Fair Market Value is less than the price at which such Purchaser is willing to Put such Common Stock and Series B Shares then, within 30 days after the date of the determination of Fair Market Value, the Purchaser may withdraw such Put Notice and the obligations of the Purchaser and the Company pursuant to this
Section 1.1 with respect to such Put shall be terminated. During the thirty (30) day period following the delivery of any Put Notice, each Purchaser shall have the right to exercise a Put on equal priority with the Purchaser who delivered the Put Notice initiating such process with respect to all Common Stock and Series B Shares owned by such Purchaser.

               (b) The Company's obligations with respect to a Put(s) shall be limited to the extent of its funds legally available for the purchase of capital stock of the Company. In the event that the Company is so limited in its ability to fulfill any Put, the Company will use its reasonable efforts to arrange financing on commercially reasonable terms and conditions in an amount sufficient to enable it to fulfill its obligations in respect of all Common Stock and Series B Shares Put by Purchasers during the 30 day period following delivery of the initiating Put Notice. If, notwithstanding such efforts, after a period of 90 days following the determination of Fair Market Value as of the date of the initiating Put Notice, the Company is unable to acquire for cash all of the Common Stock and Series B Shares which have been Put, then the Company shall issue to each Purchaser who has Put Common Stock and Series B Shares a Promissory Note of the Company in the original principal amount equal to the Fair Market Value of the Common Stock and Series B Shares so Put which the Company is unable to acquire for cash (prorating the cash to be paid and principal amount of Promissory Notes to be delivered based upon the number of shares (calculated on an as converted and/or as exercised basis) Put by each Purchaser as compared to the total number of shares Put by all Purchasers). Any such promissory note shall bear interest at the rate per annum equal to the then prevailing rate for three year U.S. Treasury obligations plus 500 basis points on the outstanding principal amount thereof, shall be mandatorily prepayable out of excess cash flow of the Company and its subsidiaries on a consolidation basis, and shall mature on the third anniversary of the Put Notice applicable thereto. Such Promissory Note shall contain such subordination provisions as the Company's senior lenders shall reasonably request. The Promissory Note shall be secured by a pledge of the securities with respect to which the Put has been exercised. The Promissory Note shall be substantially in the form of Exhibit I attached to this Agreement. The securities pledged to secure the Promissory Note shall be endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by the Company, and shall be delivered to the Purchaser, together with a pledge agreement executed by the Company in substantially the form of Exhibit II attached to this Agreement and the Promissory Note, at the Closing of such Put.

               (c) The closing of any Put transaction shall take place on a date (such date to be as soon as practicable after the Valuation has been delivered) and at the offices of the Company. The Company, will pay for the Common Stock and Series B Shares to be purchased pursuant to a Put by wire transfer to the Purchaser to the extent provided above, and, if required pursuant to subparagraph (b) above by delivery of a Promissory Note duly executed by the Company. The Company, will be entitled to receive customary representations and warranties from the Purchaser regarding the sale of the Common Stock and Series B Shares including a representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.

               (d) As used herein, the following terms shall have the following respective meanings:

                    Entity Fair Market Value shall mean the fair
               market value of the Company and its Subsidiaries considered as one entity (as established pursuant to a Valuation), in the event of a sale of the Company and its Subsidiaries pursuant to an active marketing process, less any indebtedness of the Company and its Subsidiaries for borrowed money.

                    Fair Market Value of a share of Common Stock
               shall mean the Entity Fair Market Value divided by the total number of issued and outstanding shares of Common Stock of the Company on a fully diluted basis (including the conversion of all securities convertible into Common Stock and the exercise of all warrants which are exercisable into Common Stock). Fair Market Value of a Series B Share shall mean the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock into which such Series B Share is then convertible.

                    "Valuation" shall mean with respect to Entity
               Fair Market Value, the agreement of the Company and the applicable Purchaser(s), or if the Company and such Purchaser(s) are unable to agree within 30 days after delivery of the Put Notice, the opinion of an investment banking firm of national standing designated by mutual agreement of the Company and the Purchaser. The costs of conducting the Valuation shall be borne equally by the applicable Purchaser and the Company.

          1.2 Repurchase Rights. (a) At any time commencing December 30, 2004, the Company may, by notice to the Purchasers (a "Call Notice"), elect to purchase (a "Call") all of the Purchasers' Common Stock and Series B Shares at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

               (b) At any time commencing December 30, 2004, the Company may, by a Call Notice to Equitable, elect to Call of Equitable's Common Stock and Warrants at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

               (c) The closing of the transactions contemplated by this Section 1.2 shall take place on the date and at the place designated by the Company in the Call Notice which date shall not be more than 90 days after the delivery of such notice. The Company will pay for the Common Stock and Series B Shares to be purchased pursuant to a Call in cash by wire transfer payable to the holder of such Common Stock and Series B Shares. The Company will be entitled to receive customary representations and warranties from each Purchaser regarding the sale of the Common Stock and Series B Shares, including but not limited to the representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.


                                   SECTION 2

                                BULLDOG OPTION

          2.1 Option. On each dividend payment date with respect to the Series A Shares (and whether or not any dividend in respect of the Series A Shares is earned or declared), in the event that there is an aggregate amount of accrued and unpaid dividends in respect of the Series A Shares in excess of $500,000, then Bulldog shall grant to each Purchaser an option to purchase such Purchaser's pro rata share (as defined below) of that number of Series B Shares (adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares) (the "Option Shares") owned by Bulldog as equals .21875 times the difference between (a) the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares minus (b) the greater of (x) $500,000 and (y) the lowest aggregate amount of accrued and unpaid dividends outstanding in respect of all Series A Shares since the immediately preceding dividend payment date (or, if Bulldog has converted some or all of the Series B Shares such that it owns an insufficient number of Series B Shares to satisfy such option, then such option shall be for such number of shares of Common Stock as such number of Option Shares would then convert into at the then applicable Series B Conversion Price); provided that the maximum number of Option Shares as to which the Purchasers may be granted options hereunder shall be that number of Option Shares as shall represent ten percent (10%) of the Company's Common Stock on a fully-diluted basis. The option exercise price per share with respect to any such option shall equal $2.2857 per share (as adjusted for combinations, consolidations or stock distributions or dividends with respect to such shares) and the term of each such option shall be eight years from the date of grant of such option. Each option may be exercised in whole or in part provided that options shall be exercised in amounts no less than the lesser of (i) $10,000 in aggregate exercise price and (ii) the total dollar amount in exercise price of all unexercised options held by such optionee. If prior to exercise of any option granted pursuant to this Section, the Company pays dividends in respect of the Series A Shares such that the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares is less than $500,000, then one-half of the unexercised options which are then held by such optionee (but excluding any options which have previously been outstanding at any time when the aggregate amount of accrued and unpaid dividends on all Series A Shares is less than $500,000) shall expire and be of no further force or effect. A Purchaser's pro rata share shall be that percentage which expresses the ratio between the number of shares of Common Stock owned by such Purchaser and the aggregate number of shares of Common Stock owned by all such Purchasers.


                                 SECTION 3

                               MISCELLANEOUS

          3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.


          3.2 Successors and Assigns; Assignment of Rights. The rights and benefits of a Purchaser hereunder (including such Purchaser's rights and benefits under Section 1.1 hereof) may be assigned to a transferee or assignee in connection with transfer or assignment of any Series A Shares owned by such Purchaser (A) to any person or entity which is a majority-owned subsidiary of a Purchaser or controls, is controlled by or under common control with the Purchaser, (B) to any other person or entity provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) such transferee or assignee acquires at least 160,000 Series A Shares and (c) such assignee or transferee executes a written instrument agreeing to be bound by the terms and provisions of this Agreement, (C) to a constituent partner of a Purchaser, a trust (including liquidating trusts for the benefit of such a partner or partners) or the estate of such a constituent partner, and (D) to a successor trustee of a Purchaser in its capacity as trustee.
Any such transfer or assignment permitted hereby shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          3.3 Entire Agreement; Amendment; Waiver. This Agreement, the Series A Agreement and the other agreements contemplated thereby constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of at least sixty six and 2/3 percent (66-2/3%) of the Series A Shares and any such amendment, waiver, discharge or termination shall be binding upon all the parties hereto, but in no event shall the obligation of any party hereto be materially increased, except upon the written consent of such party.

          3.4  Notices, etc.  All notices and other
communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by -facsimile or delivered personally by hand or nationally recognized courier addressed (a) if to a Purchaser, as indicated on the list of Purchasers attached hereto as Exhibit A, or at such other address as such Purchaser or permitted assignee shall have furnished to the Company in writing, (b) if to Bulldog to Strategic Investments & Holdings, Inc., Cyclorama Building, 369 Franklin Street, Buffalo, New York 14202; Attention: Gary M. Brost or at such other address as shall have furnished to the Company in writing, or (c) if to the Company, at such address or facsimile number as the Company shall have furnished to each Purchaser in writing. All such notices and other written communications shall be effective on the date of mailing, facsimile transfer or delivery.

          3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Purchaser (in any capacity hereunder), upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Purchaser (in any capacity hereunder) of any breach or default under this Agreement or any waiver on the part of any Purchaser of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Purchaser, shall be cumulative and not alternative.

          3.6 Rights; Separability. Unless otherwise expressly provided herein, a Purchaser's rights hereunder are several rights, not rights jointly held with any of the other Purchaser. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          3.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

          3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          3.9 No Third Party Beneficiaries. The covenants and agreements set forth herein are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and such covenants and agreements shall not be construed as conferring, and are not intended to confer, any rights or benefits upon any other persons.

          3.10 Remedies. The parties to this Agreement acknowledge and agree that a breach of any of the covenants of the Company, the Purchasers or Bulldog set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any disputes arise concerning Section 1 hereof, the parties to this Agreement agree that an injunction may be issued pending resolution of such controversy. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement. Any transfer or acquisition of Restricted Securities in violation of this Agreement shall be null and void ab initio.

          3.11 Definitions. As used in this Agreement, the following definitions shall apply:

               "Common Stock" shall mean, collectively, the Company's Class A Common Stock, par value $0.001 per share, the Company's Class C Common Stock, par value $0.001 per share, including shares of Class C Common Stock issued or issuable upon conversion of Series B Shares, and the Company's Class B Common Stock, par value $0.001 per share, including shares of Class A or Class B Common Stock issued or issuable upon exercise of the warrants issued to Equitable on the date hereof.

               "Series A Shares" shall mean the Company's Series
A Redeemable Preferred Stock, par value $0.001 per share.

               "Series B Shares" shall mean the Company's Series
B Convertible Preferred Stock, par value $0.001 per share.

               "Warrant" shall mean those certain warrants to purchase Common Stock issued to Equitable on the date hereof pursuant to that certain Note and Warrant Purchase Agreement dated as of the date hereof among the Company, GMH Acquisition Corp. and Equitable.

                    [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement effective as of the day and year first above written.

THE COMPANY:                             GMH HOLDINGS, INC.


                                         By: /s/ Gary M. Brost
                                            Name: Gary M. Brost
                                            Title:   President


BULLDOG:                                 BULLDOG HOLDINGS LLC
                                         By:  SIHI-GMH LLC
                                            Its Managing Member


                                         By: /s/ Gary M. Brost
                                         Gary M. Brost
                                         President


THE PURCHASERS:                          RFE INVESTMENT PARTNERS V, L.P.


                                         By:  RFE ASSOCIATES V, L.P.,
                                            Its General Partner


                                         By: /s/   [illegible]
                                            A General Partner


                                         STERLING COMMERCIAL CAPITAL, INC.


                                         By: /s/ Harvey Rosenblatt
                                         Harvey Rosenblatt,
                                         Executive Vice President

                                         State Treasurer of the State of
                                         Michigan, Custodian of the Michigan
                                         Public School Employees' Retirement
                                         System, State Employees' Retirement
                                         System, Michigan State Police

                                         Retirement System, and Michigan
                                         Judges Retirement System

                                         By: /s/ Paul E. Rice
                                         Name: Paul E. Rice
                                         Title: Administrator, Alternative
                                                Investments Division


EQUITABLE:                               THE EQUITABLE LIFE ASSURANCE
                                         SOCIETY OF THE UNITED STATES


                                         By: /s/   [illegible]
                                         Investment Officer

                                                              Exhibit A
                          SCHEDULE OF PURCHASERS


Purchaser's Name and Address

RFE Investment Partners V, L.P.
36 Grove Street
New Canaan, CT  06840

State Treasurer of the
State of Michigan,
Custodian
430 West Allegan, 3rd Floor
Lansing, MI  48992

Sterling Commercial Capital, Inc.
175 Great Neck Road
Great Neck, NY  11021

                        INVESTORS' RIGHTS AGREEMENT
                                 EXHIBIT I

                              PROMISSORY NOTE


          FOR VALUE RECEIVED, GMH Holdings, Inc., a Delaware corporation (hereinafter called the "Company"), with offices at __________________________________ hereby promises to pay to the order of ______________________________________[name of person exercising Put], a __________________________________________
("Payee"), at its office at
_____________________________________________________________
[address of Payee], or at such other office as it designates in writing to the Company, the principal sum of _____________________________ Dollars ($_____________), such payment to be in such coin or currency of the United States of

America as at the time of payment is legal tender for the payment of public and private debts. The principal amount of this Note shall be paid in three equal annual installments (or in three installments as nearly equal as possible), one year, two years, and three years from the initial issuance date of this Note.
This Note shall bear interest on the unpaid principal amount hereof from time to time outstanding, payable every three months from the initial issuance date of this Note, commencing on the third month from the initial issuance date of this Note in like money on the principal sum unpaid hereof, from the date hereof, and upon payment of principal in full, at a rate per annum equal to [Three year Treasury rate plus 500 basis points] per annum. Payments of principal and/or interest shall be made at the office of Payee. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the maximum rate permitted by law.
If, however, the Company pays any interest in excess of the maximum rate of interest permitted by law, any interest so paid which exceeds such maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of such excess.

          This Note may be prepaid in whole or in part by the Company. In addition, in the event that at the end of any fiscal year ending after the date hereof there shall exist "Excess Cash Flow" (as defined below), then within ten (10) days after the date upon which the Company's audited consolidated financial statements with respect to such fiscal year become available, the Company shall be required to pay to Payee, an amount equal to all of such Excess Cash Flow. Notwithstanding anything to the contrary contained in this Note, the Company shall (a) with respect to any mandatory or permitted prepayment under this paragraph, prepay this Note and other notes initially issued in the same year as this Note by reason of the exercise of Put rights given to holders of certain securities of the Company pursuant to repurchase rights granted in an Investors' Rights Agreement dated as of December __, 1995 (the "Investors' Rights Agreement") between the Company and the Purchasers named therein pro rata based on the relative aggregate principal amounts thereof outstanding; and (b) prepay in full Notes issued in early years by reason of the exercise of Put rights given to holders of Company securities pursuant to the Investors' Rights Agreement prior to prepayment of Notes issued in later years.

          To secure payment of this Note and of any liability or liabilities of the Company to the holder, due or to become due or that may hereafter be contracted or existing, however acquired by the holder, the Company hereby grants a security interest in and shall deliver to the holder appropriate documentation, including a Pledge Agreement of even date herewith, representing such security interest, securities of the Company which the Company has delivered to the Payee pursuant to the exercise by the Payee of the Put option contained in the Investors' Rights Agreement.

          Reference to any other agreement referred to in this Note shall in no way impair the negotiability of this Note or the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

          In case of default in the payment of this Note or breach of the obligations of the Company contained herein, the holder shall have all rights given by the Uniform Commercial Code in the property, assets and securities in which it has a security interest. In addition, in the case of default in the payment of this Note or a breach of the obligations of the Company contained herein, the unpaid balance of the principal and interest due hereunder shall be immediately due and payable without notice. The waiver (which may only be by a written instrument) or the remedying of any default in a reasonable manner shall not operate as a waiver of the default remedied or any prior or subsequent default. If any amount payable hereunder is not paid when due in accordance with the terms hereof, the Company shall pay the holder hereof all its reasonable costs and expenses of collection, including but not limited to, its reasonable attorneys' fees actually incurred.

          Presentment for payment, demand, notice of dishonor, protest and notice of protest are hereby waived.

          This Note shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

          For purposes of this Note, the following definitions shall apply.

          "Consolidated Net Income" for any period, shall mean the consolidated net income (or deficit) of the Company and its subsidiaries for such period, determined in accordance with GAAP, excluding, however, any gains or losses from the sale or other disposition of assets (other than sales of inventory in the ordinary course of business) and any other non-cash extraordinary or non-recurring gains or losses.

          "Excess Cash Flow" for any period, shall mean an amount equal to the sum of (i) Consolidated Net Income for such period, plus (ii) an amount equal to the amount of depreciation expense, depletion expense, non-cash amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such net income, minus (iii) an amount equal to the amount of capital expenditures actually incurred by the Company during such period (up to a maximum amount of $500,000 in any year).

          IN WITNESS WHEREOF, GMH Holdings, Inc. has caused this
Note to be duly executed and delivered in its corporate name by its officers duly authorized on this _____ day of _______________________, 199__.

                                         GMH HOLDINGS, INC.


                                         By:______________________________
                                         Its:


ATTEST


_________________________________
Secretary

                         INVESTORS' RIGHTS AGREEMENT
                                EXHIBIT II

                             PLEDGE AGREEMENT


          THIS AGREEMENT is made as of _____________________,
199__, by and between ___________________________, and
__________________________ corporation ("Pledgor") and [        ]
("Pledgee").

          The following is a recital of facts of facts underlying this Agreement:

          Pledgor has sold Common Stock, par value $.001 par share ("Common Stock") to Pledgee pursuant to a Securities Purchase Agreement dated as of December __, 1995, by and between Pledgor, General Manufactured Housing, Inc. and the Purchasers
named therein (the "Purchase Agreement").   Pursuant to an
Investors' Rights Agreement dated as of December __, 1995 between Pledgee, Pledgor, and certain other Purchasers named therein, (the "Investors' Rights Agreement"), Pledgor granted to Pledgee the right to put the Common Stock. Pledgee has exercised its put rights pursuant to the Investors' Rights Agreement. In connection with the put, the Pledgor is making payment by delivering a promissory note in the principal amount of
_________________________________ Dollars ($     ) of even date
herewith (the "Note"). In order to secure payment of the Note and all other sums due to Pledgee pursuant to the terms of the Investors' Rights Agreement, Pledgor desires to pledge to Pledgee its securities of the class and in the number being repurchased as provided in Investors' Rights Agreement (the "Stock").

          NOW, THEREFORE, the parties agree as follows:

          1. Pledge. Pledgor pledges and herewith delivers to Pledgee as security for payment of the Note and all other sums due to Pledgee pursuant to the Investors' Rights Agreement, in accordance with their respective terms, all the Stock and given Pledgee a continuing lien upon the Stock as security therefor.
If Pledgor comes into default under the terms of the Note, and fails to cure such default within any grace period specifically provided in the Note, Pledgor authorizes Pledgee to sell all or any portion of the Stock at public or private sale by completing the endorsements and/or assignments in blank and to apply the proceeds, after deducting all expenses of collection and sale (including reasonable attorney fees) in payment of any and all obligations of Pledgor evidenced by the Note. Pledgee shall have all the rights and remedies provided under the Uniform Commercial Code. Whenever any notice of sale is required to be given to Pledgor, it shall be considered reasonable if such notice is given at least (7) days prior to the date of such sale.

Simultaneously with the execution hereof, Pledgor has delivered the Stock to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor.

          2. Release of Collateral. When the Note and all sums due to Pledgee pursuant to the Investors' Rights Agreement are paid in full, Pledgee shall deliver the certificate(s) representing the Stock and endorsements and/or assignments separate from certificates to Pledgor.

          3. Pledgee's Rights. So long as Pledgor is not in default under the Note or terms of this Agreement, Pledgee shall not have the right to receive any dividends payable with respect to the Stock and Pledgee shall have no right to vote the Stock except as provided in the Purchase Agreement. If, however, any stock dividends or distributions of stock or other securities are made on account of the Stock, then Pledgor shall promptly deliver such stock or securities to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor, whereupon such stock or securities shall be subject to the terms of this Agreement and shall be considered to be Stock as that term is used herein.
Upon the occurrence of any default under the Note Pledge may exercise all voting rights incident to the Stock (which term shall include any voting securities issued as a dividend and distribution made thereon.)

          4. Remedies Cumulative. Pledgee may pursue any and all remedies in connection with the collateral pledged hereunder notwithstanding the availability of other remedies, all such remedies shall be cumulative and may be pursued simultaneously or independently.

          5. Notices. Any notices required or desired to be given hereunder, shall be in writing and shall be considered sufficiently given for all purposes if delivered by hand or sent by registered or certified mail, to the parties hereto at the address set forth below or such other address as they may direct in writing by similar notice:

                                  If to Pledgor:

                                  [                     ]


                                  If to Pledgee:

                                  [                      ]


          6.   Miscellaenous.  This Agreement is binding upon the
parties hereto and their successors and assigns.   This Agreement
may only be amended by a writing signed by all of the parties hereto and may be waived only by a writing signed by the party charged with such waiver. This Agreement may be signed in more than one counterpart, each of which shall be considered to be an original, but all of which shall constitute one and the same Agreement. This Agreement is government by and shall be construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                   "PLEDGOR"
                                   [                          ]


                                   By:________________________________



                                   "PLEDGEE"
                                   [                            ]

                                   ___________________________________